SANZ Announces Preliminary Second Quarter Results

Englewood, Colorado July 20, 2004 SANZ Inc. (OTCBB: SANZ) announced today that revenues for its second quarter ending June 30, 2004, likely will be, on a preliminary basis, in the range of $15,100,000 to $15,400,000.

John Jenkins CEO of SANZ said, “Our June quarter turned out to be a frustrating one. Mid-way through the quarter we were ahead of our historic shipping pattern with good activity in a robust pipeline. In June the market softened and, while we did see the usual quarter end pickup, the effect this period was not sufficient for us to reach the sales levels reached in the March quarter.”

Second quarter results remain preliminary and are subject to the completion of customary quarterly closing and review procedures by the Company’s management and independent auditors. Complete results, including the effect of the foregoing revenue performance on the Company’s net income, cashflow and liquidity, will be announced at that time.

About SANZ

SANZ Inc. is a nationwide storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrustTM process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ’s EarthWhere™ is a spatial data provisioning application that stores, manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

For additional information about SANZ, contact Marie Gordon, SANZ Director of Marketing, 610-350-0303 or mgordon@sanz.com. Learn more about the company at www.sanz.com.

Media Relations:
Origin Communications
Jil Goebel/Sue Cole 719-785-9900
jil.goebel@origincom.com sue.cole@origincom.com

Investor relations:
Liolios Group Inc.
Ronald Both, 949-574-3860
ron@liolios.com

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. Any such forward-looking statements, which speak only as of the date made, represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to known and unknown risks, uncertainties and important factors beyond the control of the company that could cause actual results, performance, achievements or and events to differ materially from historical results of operations and events and those presently anticipated or projected. Factors that may cause such differences include, but are not limited to: the rate of growth in the market for data storage products generally and for the types of products we sell in particular; the continued and future acceptance of the products we sell; the presence of competitors with greater technical, marketing and financial resources; our ability to promptly and effectively respond to technological change to meet evolving customer needs; our ability to successfully expand our operations; changes in prevailing interest rates; and our success at integrating with our own operations the operations and management of any business we acquire. Additional factors are discussed in the company’s Form 10-KSB for the year ended Dec. 31, 2003 and its other reports filed with the Securities and Exchange Commission, to which reference should be made.